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                           CONSECO, INC. AND SUBSIDIARIES

                                     Exhibit 12.2
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      Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends
                          for Which Conseco is Directly Liable
                  for the years ended December 31, 1993, 1992 and 1991
                                 (Dollars in millions)
                                                                              1993              1992               1991
                                                                              ----              ----               ----
Pretax income from operations:
       Net income                                                             $297.0            $169.5            $116.0
       Add income tax expense                                                  146.6              93.0              48.1
       Add extraordinary charge on extinguishment of debt                       11.9               5.3               5.0
       Less equity in undistributed earnings of CCP Insurance, Inc.            (36.6)            (15.8)              -
       Less equity in undistributed earnings of Bankers Life
          Holding Corporation                                                  (49.4)              -                 -
       Less gain on sale of stock by subsidiaries                             (101.5)            (11.1)              -
       Less incentive earnings allocation from the Partnership                 (36.6)             (9.3)              -
       Less Conseco's equity in undistributed
          earnings of the Partnership                                            -               (19.8)            (26.6)
       Less equity in undistributed earnings
          of Life Re                                                             -               (11.3)             (9.3)
                                                                               -----             -----             -----
               Pretax income                                                   231.4             200.5             133.2
                                                                               -----             -----             -----
Add fixed charges:
   Interest expense on annuities and financial products                        372.0             377.0             359.6
   Interest expense on long-term debt for which Conseco is
       directly liable, including amortization                                  22.3              22.8              36.2
   Interest expense on investment borrowings                                     6.6               7.0              11.2
   Other                                                                          .6                .5               1.2
   Portion of rental(1)                                                          2.0               2.0               1.2
                                                                               -----             -----             -----
               Fixed charges                                                   403.5             409.3             409.4
                                                                               -----             -----             -----
               Adjusted earnings                                              $634.9            $609.8            $542.6
                                                                               -----             -----             -----
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               Ratio of earnings to fixed charges                              1.57X              1.49X            1.33X
                                                                               -----             -----             -----
                                                                               -----             -----             -----
               Ratio of earnings to fixed charges, excluding
                  interest on annuities and financial products                 8.34X              7.21X            3.67X
                                                                               -----             -----             -----
                                                                               -----             -----             -----
   Fixed charges                                                              $403.5            $409.3            $409.4
   Add dividends on preferred stock (multiplied by the rate of pretax income to income before minority interest and
       extraordinary charge)                                                    30.3               8.8              10.3
                                                                               -----             -----             -----
               Adjusted fixed charges                                          433.8             418.1             419.7
                                                                              -----             -----              -----
               Adjusted earnings                                              $634.9            $609.8            $542.6
                                                                               -----             -----             -----
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               Ratio of earnings to fixed
                  charges and preferred dividends                              1.46X             1.46X             1.29X
                                                                               -----             -----             -----
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               Ratio of earnings to fixed charges and
                  preferred dividends, excluding interest
                  on annuities and financial products                          4.25X             5.66X             3.04X
                                                                               -----             -----             -----
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
   (1)    Interest portion of rental is assumed to be 33 percent.
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